                                 Exhibit 10.11
                         UROPLASTY, INC. AND SUBSIDIARIES
       Employment Agreement between Uroplasty, Inc. and Christopher Harris dated December 7, 1999

                                 UROPLASTY, INC.
                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into effective the 7th day of December, 1999, between Uroplasty, Inc., a Minnesota corporation, located at 2718 Summer Street N.E., Minneapolis, Minnesota, 55413 (hereinafter referred to as the "Company") and Christopher Harris, who resides at La Bonne Aventure 20, 6041 MC Roermond, The Netherlands (hereinafter referred to as "Employee").

         1. EMPLOYMENT. The Company hereby employs Employee as Vice President, Corporate Development of the Company and Employee accepts such employment and agrees to serve the Company with undivided loyalty and to the best of his ability promote the interests and business of the Company and to devote his full business time, energy and skill to such employment.

         2. DUTIES AND POWERS.

            (a) Employee shall report to the President and Chief Executive Officer of the Company.

            (b) Employee shall perform such duties as a Vice President, Corporate Development would customarily perform and such other duties as may be assigned to him from time to time by the President and Chief Executive Officer.

         3. TERM. The term of this Agreement shall commence on December 7, 1999, and shall continue indefinitely, until such time, if any, that this Agreement is terminated pursuant to Section 9 herein.

         4. BASE SALARY. The Company shall pay to Employee a base salary equivalent to approximately Eighty Two Thousand Dollars ($82,000.00) per year, which shall be paid primarily through the Company's subsidiary in the Netherlands in installments payable at least twice per month, and such amount shall be adjusted at least on an annual basis pursuant to the mutual agreement of the Company and Employee.

In the event the Employee and the Company agree that, as part of Employee's employment with the Company, Employee shall return to work and shall reside in the United Kingdom on a permanent basis, then the portion of Employee's salary then being paid by the Company through one of its subsidiaries in another country shall be adjusted to the British Pound using the currency exchange rate for the British Pound that was in effect at the time the Employee first moved
from the United Kingdom on                                            .

         5. FRINGE BENEFITS. During the term of Employee's employment with the Company, the Company shall provide to Employee the right to participate in all fringe benefits and perquisite and benefits programs as are made available to employees or executives of the Company from time to time, including, without limitation, health-care coverage provided by the Company or a third party under contract with the Company.

         6. REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall reimburse Employee for the reasonable and necessary expenses incurred in connection with the performance of his duties in accordance with the policies and procedures of the Company governing such expenses, upon presentation of appropriate vouchers for said expenses.

         7. CONFIDENTIALITY AGREEMENT. Contemporaneously herewith and in connection with this Agreement, the parties have also entered into that certain Employee Confidentiality, Inventions, Non-Solicitation and Non-Compete Agreement, which shall supercede any other agreement entered into previously between the Company and employee having a similar purpose or effect, such as but not limited to the Employee Patent and Confidential Information Agreement. Agreements referred to in this Section 7 of this Agreement shall collectively be referred to herein as the "Confidentiality Agreements".

         8. EMPLOYEE STOCK OPTION AGREEMENT. Contemporaneously herewith and in connection with this Agreement, the parties hereto have entered into that certain Employee Stock Option Agreement No. 64.

         9. TERMINATION. Employee's employment with the Company may be terminated by the Company or Employee, with or without cause, upon thirty (30) days' written notice to the other party. Such employment may also be terminated immediately by the Company by written notice to Employee for the following events which would constitute "Cause": (a) Employee is convicted of a felony,
(b) Employee has committed any theft or fraudulent act or has acted dishonestly with respect to any business of the Company, (c) Employee has engaged in substance abuse, or (d) Employee has breached any agreement made between Employee and the Company, including, without limitation, the Confidentiality Agreements, as defined in Section 7 hereto. In no event shall termination for Cause be based solely on Employee's employment performance.

            In the event that the Employee's employment with the Company is terminated by the Company without cause, the Company shall pay the costs of moving the Employees then owned possessions back to the United Kingdom. The Company shall only pay the costs of a one-time move of belongings taking place within sixty (60) days of the effective date of termination. In no event shall the Company be required to pay for the costs of a move of belongings to any destination other than the United Kingdom, for any move occurring after the sixty (60) day period subsequent to the effective termination date, or if the employee voluntarily terminates his employment.

         10. SEVERANCE PAYMENT. If the Company, its successors or assigns terminate this Agreement without Cause, the Company, its successors or assigns shall continue to pay to Employee his monthly base salary for a period equal to one month following such termination for each full year of employment with the Company, provided, however, that the Company shall have no obligation to make such payments if Employee has breached any term or provision of the Confidentiality Agreement, as defined in Section 7 hereto. In no event shall post-termination payments payable pursuant to this paragraph be made to Employee for a period less than four (4) or greater than twelve (12) months.

         11. SEVERABILITY. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         12. ATTORNEYS' FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

         13. WAIVER OF BREACH. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

         14. AMENDMENT. This Agreement may be amended only in writing, signed by both parties.

         15. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. Other than those agreements referred to in this Agreement, there are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto. This Agreement supersedes all prior agreements, if any, relating to the employment of Employee by the Company.

         16. BINDING EFFECT. This Agreement is and shall be binding upon the heirs, personal representatives, legal representatives, successors and assigns of the parties hereto; provided, however, Employee may not assign this Agreement.

         17. NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm or corporation other than the parties hereto any rights or benefits under or by reason of this Agreement.

         18. NOTICES. Any notice to be given under this Agreement by either Employee or the Company shall be in writing and shall be effective upon personal delivery or delivery by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the party at the address set forth at the beginning of this Agreement, but each party may change its or his address by written notice in accordance with this paragraph. Notice delivered personally shall be deemed given as of actual receipt and mailed notices shall be deemed given as of three business days after mailing.

         19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

         20. GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles contained therein. The venue for any action hereunder shall be in the State of Minnesota, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the courts of the State of Minnesota, County of Hennepin, and the U.S. District Court, District of Minnesota.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above:

UROPLASTY, INC.                               EMPLOYEE:

Signature:
          ------------------------------      ----------------------------------
                                              Christopher Harris
Print Name:                                   Date:
           -----------------------------           -----------------------------
Title:                   Date:
      ------------------     -----------